Page 1 of 13 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (AMENDMENT NO.3)*

                              HALLIBURTON CO
            ------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
            ------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  406216101
            ------------------------------------------------------
                                (CUSIP NUMBER)

                                  December 31, 1998
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)
      -
         Rule 13d-1(c)
      -
         Rule 13d-1(d)
      -

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 2 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Assurances I.A.R.D. Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    -------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     4,799,958
                -----------------------------------------------
                6- SHARED VOTING POWER
                     1,704,595
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     8,103,083
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     79,228
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                8,206,461
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         1.9%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 3 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Assurances Vie Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     4,799,958
                -----------------------------------------------
                6- SHARED VOTING POWER
                     1,704,595
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     8,103,083
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     79,228
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                8,206,461
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         1.9%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 4 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Conseil Vie Assurance Mutuelle
          (formerly Alpha Assurances Vie Mutuelle)
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     4,799,958
                -----------------------------------------------
                6- SHARED VOTING POWER
                     1,704,595
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     8,103,083
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     79,228
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                8,206,461
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        1.9%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101         13G                Page 5 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA Courtage Assurance Mutuelle

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     4,799,958
                -----------------------------------------------
                6- SHARED VOTING POWER
                     1,704,595
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     8,103,083
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     79,228
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                8,206,461
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     1.9%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   IC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 6 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      AXA  (formerly AXA-UAP)

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      France
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     4,799,958
                -----------------------------------------------
                6- SHARED VOTING POWER
                     1,704,595
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     8,103,083
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     79,228
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                8,206,461
      (Not to be construed as an admission of beneficial ownership)
    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             1.9%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                   HC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    --------------------                          --------------------
    CUSIP NO. 406216101          13G               Page 7 of 13 Pages
    --------------------                          --------------------
    --------------------------------------------------------------------
     1- NAME OF REPORTING PERSON
      THE EQUITABLE COMPANIES INCORPORATED

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-3623351
    -------------------------------------------------------------------
     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
    -------------------------------------------------------------------
     3- SEC USE ONLY


    -------------------------------------------------------------------
     4- CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
    --------------------------------------------------------------------
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                -----------------------------------------------
                5- SOLE VOTING POWER
                     4,788,058
                -----------------------------------------------
                6- SHARED VOTING POWER
                     1,704,595
                -----------------------------------------------
                7- SOLE DISPOSITIVE POWER
                     8,091,183
                -----------------------------------------------
                8- SHARED DISPOSITIVE POWER
                     79,228
    --------------------------------------------------------------------
     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                8,194,561

    -------------------------------------------------------------------
    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                            |------|
                                                          |------|
    -------------------------------------------------------------------
    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 1.9%
    -------------------------------------------------------------------
    12- TYPE OF REPORTING PERSON *

                                  HC
    --------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 8 of 13 Pages
              --------------
              HALLIBURTON CO

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              3600 Lincoln Plaza
              Dallas, TX 75201


    Item 2(a) Name of Person Filing:
              ---------------------
              AXA Conseil Vie Assurance Mutuelle,
                  (formerly Alpha Assurances Vie Mutuelle)
              AXA Assurances I.A.R.D Mutuelle,
              AXA Assurances Vie Mutuelle,
              and AXA Courtage Assurance Mutuelle,
              as a group (collectively, the 'Mutuelles AXA').

              AXA  (formerly AXA-UAP)

              The Equitable Companies Incorporated
                (the 'Equitable Companies')

                (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              AXA Conseil Vie Assurance Mutuelle
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              AXA
              9 Place Vendome
              75001 Paris France

              The Equitable Companies Incorporated
              1290 Avenue of the Americas
              New York, New York 10104

                                                      Page  9 of 13 Pages


    Item 2(c) Citizenship:
              -----------
              Mutuelles AXA and AXA France
              Equitable Companies - Delaware

    Item 2(d) Title of Class of Securities:
              ----------------------------
              Common Stock

    Item 2(e) CUSIP Number:
              ------------
              406216101

    Item 3.   Type of Reporting Person:
              ------------------------
              Equitable Companies as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

              The Mutuelles AXA, as a group, acting as a parent holding company.

              AXA as a parent holding company.

                                                    Page 10 of 13 Pages
    Item 4. Ownership as of December 31, 1998:
            ------------------------------
    (a) Amount Beneficially Owned:
        -------------------------
       8,206,461 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
    The Mutuelles AXA, as a group                                       0
    AXA                                                                 0
    AXA Entity or Entities:
       National Mutual Funds Management (Australia)
    Common Stock                                      11,300       11,300
                                                  ----------
    Sun Life & Provincial Holdings PLC (U.K.)
    Common Stock                                         600          600
                                                  ----------
        acquired solely for investment purposes:

    (Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G).

    The Equitable Companies Incorporated                                0

    Subsidiaries:
    ------------

    Alliance Capital Management L.P.
    acquired solely for investment purposes on
    behalf of client discretionary investment
    advisory accounts:
    Common Stock                                  10,218,248
    Shares which may be acquired/(disposed of)
    upon exercise of options                      -3,600,000    6,618,248
                                                  ----------
    Donaldson, Lufkin & Jenrette Securities Corporation
    held for investment purposes:
    Common Stock                                      88,218
    Shares which may be acquired/(disposed of)
    upon exercise of options                         -10,000       78,218
                                                  ----------
    The Equitable Life Assurance Society of the United States
    acquired solely for investment purposes:
    Common Stock                                   1,050,200    1,050,200
                                                  ----------
    Wood, Struthers & Winthrop Management Corporation
    acquired solely for investment purposes on
    behalf of client discretionary investment
    advisory accounts:
    Common Stock                                     447,895      447,895
                                                  ----------

                                                              -----------
    Total                                                       8,206,461
                                                              ===========
    (Each of the above subsidiaries of The Equitable operates under independent management and makes independent decisions.)

    (b) Percent of Class:                                        1.9%
        ----------------                                      ===========

    ITEM 4. Ownership as of 12/31/98(CONT.)   Page 11 of 13 Pages

       (c) Deemed Voting Power and Disposition Power:
           -----------------------------------------
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------

    The Mutuelles AXA,
        as a group               0             0             0             0

    AXA                          0             0             0             0

    AXA Entity
    or Entities:
    ------------------
    National Mutual Funds
    Management (Australia)
                            11,300             0        11,300             0
    Sun Life & Provincial
    Holdings PLC (U.K.)
                               600             0           600             0


    The Equitable
    Companies
    Incorporated                 0             0             0             0

    Subsidiaries:
    ------------
    Alliance Capital
    Management L.P.
                         3,551,428     1,561,510     6,618,138           110
    Donaldson, Lufkin
    & Jenrette
    Securities
    Corporation
                                 0             0          -900        79,118
    The Equitable
    Life Assurance
    Society of the
    United States
                         1,050,200             0     1,050,200             0
    Wood, Struthers
    & Winthrop
    Management
    Corporation
                           186,430       143,085       423,745             0

                      ------------  ------------  ------------  ------------
               TOTAL     4,799,958     1,704,595     8,103,083        79,228
                      ============  ============  ============  ============

  (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).


                                                      Page 12 of 13 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     ---------------------------------------------
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( X)
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A
     ----------------------------------------------------------------
    Item 7.
     Identification and Classification of the Subsidiary which Acquired
     ------------------------------------------------------------------
     the Security Being Reporting on by the Parent Holding Company:
     -------------------------------------------------------------

     This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

    (X) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    (X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:
          National Mutual Funds Management (Australia)
          Sun Life & Provincial Holdings PLC (U.K.)

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Alliance Capital Management L.P.
         (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
    (X) Donaldson, Lufkin & Jenrette Securities Corporation (13-2741729), a broker-dealer registered under Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
    (X) The Equitable Life Assurance Society of the United States (13-5570651), an insurance company, a broker-dealer registered under Section 15 of the Securities and Exchange Actof 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
    (X) Wood, Struthers & Winthrop Management Corporation (13-2774791), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                      Page 13 of 13 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: February 10, 1999   THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.